Kilpatrick Townsend & Stockton LLP ktslaw.com	EXHIBIT 5.1 Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528

July 31, 2026

Manhattan Associates, Inc.

2300 Windy Ridge Parkway, Tenth Floor

Atlanta, GA 30339

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Manhattan Associates, Inc., a Georgia corporation (“Manhattan” or the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, covering the registration of an additional 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Manhattan Associates, Inc. 2020 Equity Incentive Plan, as amended by the First Amendment thereto approved by the Company’s shareholders on May 14, 2026 (together, the “Plan”), which Shares became reserved and available for issuance under the Plan following such shareholder approval.

Subject to the assumptions, qualifications and limitations identified in this letter, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

In connection with the preparation of this letter, we have among other things reviewed: (i) the Registration Statement, including the filings incorporated by reference therein; (ii) the Plan; (iii) copies of minutes, resolutions and consents, as applicable, of the Board of Directors and committees of the Board of Directors of the Company related to the offering, certified by an officer of the Company; (iv) the Articles of Incorporation of the Company, as amended May 15, 2014 (the “Charter”), as certified by the Secretary of State of the State of Georgia as of July 29, 2026; (v) the Amended Bylaws of the Company, as amended March 8, 2023, certified by an officer of the Company; (vi) a certificate of existence from the Secretary of State of the State of Georgia dated July 29, 2026; and (vii) such other certificates, documents and instruments we have deemed appropriate for purposes of this letter.

We have assumed for purposes of this letter that: (i) each document we have reviewed is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, all signatures on each such document are genuine, and that all natural persons who have signed any documents have the legal capacity to do so; (ii) that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Georgia Business Corporation Code (“GBCC”), if applicable; (iii) that, at the time of issuance of Shares under the Plan, there will be sufficient shares of Common Stock available for issuance under the Charter; and (iv) that the issuance of Shares under the Plan will be for legal consideration equal to or in excess of par value.

We are opining herein only as to the GBCC. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

This opinion letter addresses only with the specific legal issues expressly referenced herein, and no opinion is implied or may be inferred beyond that expressly stated. This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We assume no obligation to advise you of any change in the foregoing subsequent to the date hereof. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/KILPATRICK TOWNSEND & STOCKTON LLP